Exhibit 99.1

Bank of the James Announces Third Quarter,  First Nine Months of 2024

Financial Results and Declaration of Dividend

Year-Over-Year Loan Growth, Deposit Expansion, High Asset Quality

LYNCHBURG, VA, October 25, 2024 -- Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James (the “Bank”), a full-service commercial and retail bank, and Pettyjohn, Wood & White, Inc. (“PWW”), an SEC-registered investment advisor, today announced unaudited results of operations for the three month and nine month periods ended September 30, 2024.  The Bank serves Region 2000 (the greater Lynchburg MSA) and the Blacksburg, Buchanan, Charlottesville, Harrisonburg, Lexington, Nellysford, Roanoke, and Wytheville, Virginia markets.

Net income for the three months ended September 30, 2024 was $1.99 million or $0.44 per basic and diluted share compared with $2.08 million or $0.46 per basic and diluted share for the three months ended September 30, 2023. Net income for the nine months ended September 30, 2024 was $6.33 million or $1.39 per share compared with $6.60 million or $1.44 per share for the nine months ended September 30, 2023.

Robert R. Chapman III, CEO of the Bank, commented: “The Company delivered stable, strong earnings that contributed to building value, growing stockholders’ equity, and a  significant increase in book value per share. Our performance once again generated positive returns for shareholders, which have for many years included paying a quarterly cash dividend.

“Our performance reflected strong interest expense management, sound investment practices, and a  balanced and diversified stream of interest and noninterest income. Disciplined credit management has supported superior asset quality, maximizing the value of the revenue generated.  Our team of skilled, dedicated professionals continue to do an outstanding job meeting customers’ financial needs, which has led to consistently positive and steady financial results.

“Even through a period of unusually high interest rates that has moderated lending activity and provided challenges, we have worked with customers to find solutions. A healthy loan portfolio has been a key growth driver as total assets surpassed the $1 billion mark in the third quarter. Assets have increased more than $30 million during 2024,  primarily reflecting loan portfolio growth, net of fees, of more than $25 million since the beginning of the year.

“Initiatives to earn new deposits and a focus on retaining customers’ deposits have led to growth of total deposits since the beginning of the year. At September 30, 2024, interest bearing demand accounts have grown by $2.7 million, time deposits have increased, and noninterest-bearing demand deposits have held steady. We continue to focus on building this important source of funding for loans and providing liquidity.

“Strategic locations in Buchanan, Virginia, opened at the end of the second quarter, and Nellysford, Virginia, opened at the beginning of the third quarter, are off to strong starts and further expand the Bank’s footprint and deposit-gathering capabilities.

“The third quarter reflected healthy year-over-year growth of noninterest income. Expanding fee income from wealth management, treasury services for our business customers, and gains on sales of originated mortgage loans to the secondary market have fueled noninterest income.

“During the third quarter of 2024, we saw encouraging signs that stabilizing interest rates, slowing inflation, and continued economic health in our served markets is supporting positive trends. We are continuing to see increased commercial lending demand, positive trends in residential mortgage volume and origination fees, and continued deposit growth.

“Looking ahead, we feel that the interest rate environment and continuing economic stabilization and predictability will be clear positives. We anticipate a gradual lessening of the intense pressure on margins and slowing of interest expense increases that have characterized the past two years.

“Our longstanding commitment to building strong, lasting banking relationships with customers has provided many opportunities to demonstrate the Bank of the James’ value. As a result, use of our commercial cash management services and digital banking capabilities continues to grow, retail customers take advantage of a wide range of digital and in-person banking options, and residential mortgage customers and retail banking benefit customers from our efficient service, digital capabilities and integrated financial offerings.

“We feel the Company is well-positioned to continue on our path of providing superior value to our shareholders, customers, and the communities we serve.”

Third Quarter and First Nine Months of 2024 Highlights

•

Total interest income of $11.56 million in the third quarter of 2024 increased 14% from a year earlier, and increased from $10.94 million in the second quarter of 2024. In the first nine months of 2024, total interest income of $33.01 million rose 15% compared with a year earlier. The growth in the quarter and first nine months primarily reflected commercial loan interest rates,  commercial real estate (CRE) growth, and the addition of higher-rate residential mortgages.

•

Net interest income after provision for (recovery of) credit losses in the third quarter of 2024 was down marginally compared with the third quarter of 2023. For the first nine months of 2024, net interest income after provision for (recovery of) credit losses was relatively stable compared with the first nine months of 2023. The first nine months of 2024 reflected loan loss recoveries driven by strong asset quality. The third quarter of 2024 reflects a small credit loss provision based primarily on loan growth. Results in both 2024 periods reflected the impact of elevated interest expense.

•

Net interest margin in the third quarter of 2024 was 3.16%, marginally lower than a year earlier but up from second quarter of 2024 net interest margin of 3.02%. Interest spread was 2.81% in the third quarter of 2024.  In the first nine months of 2024, net interest margin was 3.07% and interest spread was 2.73%.

•

Total noninterest income for the third quarter of 2024 rose 19%  compared with the third quarter of 2023, and in the first nine months of 2024 increased 17% compared with the first nine months of 2023. Growth primarily reflected gains on sale of loans held for sale, strong wealth management fee income contributions from PWW, and fee income generated by commercial treasury services and residential mortgage originations.

•

Loans, net of the allowance for credit losses, increased to $627.11 million at September 30, 2024 compared with $601.92 million at December 31, 2023, primarily reflecting overall loan stability and growth in CRE and residential mortgage loans.

•	Measures of asset quality included a ratio of nonperforming loans to total loans of 0.20% at September 30, 2024, minimal levels of nonperforming loans, and zero other real estate owned (OREO).
•	Total assets increased to $1.01 billion at September 30, 2024 from $969.37 million at December 31, 2023.
•	Total deposits increased to $907.61 million at September 30, 2024 compared with $878.46 million at December 31, 2023.
•

Shareholder value measures at September 30, 2024 reflected consistent growth from December 31, 2023 in total stockholders’ equity and retained earnings. Book value per share of $15.15 has increased significantly from $13.58 at June 30, 2024 and $13.21 at December 31, 2023.

•	On October 15, 2024, the Company’s board of directors approved a quarterly dividend of $0.10 per common share to stockholders of record as of November 22, 2024, to be paid on December 6, 2024.

Third Quarter,  First Nine Months of 2024 Operational Review

Net interest income after provision for credit losses for the third quarter of 2024 was $7.42 million compared to net interest income after recovery of credit losses of $7.53 million a year earlier. In the first nine months of 2024, net interest income after recovery of credit losses was $22.13 million compared with $22.63 million a year earlier. The Company recorded a small provision for credit losses in the third quarter of 2024,  primarily due to higher loan levels. The credit loss recovery in the first nine months of 2024 was $584,000 compared with  $278,000 in the first nine months of 2023.

Total interest income increased to $11.56 million in the third quarter of 2024 compared with $10.14 million a year earlier.  The first nine months of 2024 total interest income was  $33.01 million, up from $28.82 million in the first nine months of 2023. The year-over-year increases primarily reflected upward adjustments to variable rate commercial loans and new loans reflecting the prevailing rate environment.

Investment portfolio management has enabled the Company to capitalize on attractive Fed funds rates. In the third quarter of 2024, the yield on all interest-earning assets was 4.86% compared with 4.43% a year earlier. The yield on interest-bearing loans, including fees, was 5.65% in the third quarter of 2024 compared with 5.13% a year earlier. The interest rates on certain existing commercial loans continue to reprice upward in accordance with their terms.

Total interest expense in the third quarter and first nine months of 2024 increased significantly compared with the prior periods of 2023, primarily reflecting higher deposit rates commensurate with the prevailing interest rate environment, and growth of interest-bearing time deposits. Rates on interest-bearing deposits and total interest-bearing liabilities have placed continuing pressure on margins. The net interest margin in the third quarter of 2024 was 3.16% and the interest spread was 2.81% compared with 3.21% and 2.94%, respectively, in the third quarter of 2023.

J. Todd Scruggs, Executive Vice President and CFO of the Bank commented: “Even before the Federal Reserve announced a 50 basis point reduction in rates, we anticipated that a stabilizing rate environment would gradually lessen the pressure on margins we have experienced. While not directly reflecting the Fed rate cut announced in mid-September, our third quarter net interest margin of 3.16% improved from the 3.02% margin in the second quarter of 2024. We anticipate continuing gradual margin and spread improvement in future quarters.”

Noninterest income in the third quarter of 2024 rose 19% to $3.82 million compared with $3.20 million in the third quarter of 2023.  In the first nine months of 2024, noninterest income was up 17% to $11.32 million from $9.70 million a year earlier.

Noninterest income reflected income contributions from debit card activity, a gain on an investment in an SBIC fund, commercial treasury services, and the mortgage division. In the third quarter of 2024, income from wealth management fees increased 19% compared with a year earlier and gains on sale of loans held for sale rose 34% from a year earlier.

Noninterest expense in the third quarter of 2024 was $8.78 million, up 8% compared with $8.14 million in the first nine months of 2023. Noninterest expense in the first nine months of 2024 was $25.60 million, up 6% from $24.09 million a year earlier. Noninterest expense in the first nine months of 2024 reflected additional personnel costs related to staffing new locations, and the decision to begin accruing for anticipated year-end performance-based compensation ahead of the fourth quarter.

Balance Sheet:  Strong Cash Position, Asset Quality,  Stability

Total assets grew to $1.01 billion at September 30, 2024 compared with $969.37 million at December 31, 2023, with the increase primarily reflecting loan growth.

Loans, net of allowance for credit losses, were $627.11 million at September 30, 2024 compared with $601.92 million at December 31, 2023, primarily reflecting growth of commercial real estate loans and strong, stable residential mortgage, consumer, and construction lending.

Commercial real estate loans (owner-occupied and non-owner occupied and excluding construction loans) were $333.77 million compared with $306.86 million at December 31, 2023,  reflecting a decreasing rate of loan payoffs and new loans. Of this amount, commercial non-owner occupied was approximately $189.98 million and commercial owner occupied was $143.79 million.    The Bank closely monitors  concentrations in these segments.  We have no commercial real estate loans secured by large office buildings in large metropolitan city centers.

Commercial construction/land loans and residential construction/land loans were $50.00 million at September 30, 2024 compared with $53.64 million at December 31, 2023.  The Company continued experiencing positive activity and health in commercial and residential construction projects.

Commercial and industrial loans were $60.34 million at September 30, 2024, reflecting a continuing trend of stability in this loan segment. Commercial and industrial loans were $64.92 million at June 30, 2024 and $65.32 million at December 31, 2023.

Residential mortgage loans were $114.99 million at September 30, 2024 compared with $112.73 million at June 30, 2024 and $106.99 million at December 31, 2023.  Growth of retained mortgages has been minimal, as the Bank has continued to focus on selling the majority of originated mortgage loans to the secondary market. Consumer loans (open-end and closed-end) were $75.09 million at September 30, 2024, essentially unchanged from totals at December 31, 2023.

Ongoing high asset quality continues to have a positive impact on the Company’s financial performance. The ratio of nonperforming loans to total loans at September 30, 2024 was 0.20%  compared with 0.06% at December 31, 2023.  The allowance for credit losses on loans to total loans was 1.12% at September 30, 2024 compared with 1.22%  on December 31, 2023. Total nonperforming loans were $1.30 million at September 30, 2024. As a result of having no OREO, total nonperforming assets were the same as total nonperforming loans.

Total deposits were $907.61 million at September 30, 2024, compared with $878.46 million at December 31, 2023. Noninterest bearing demand deposits were $132.22 million compared with $134.28 million at December 31, 2023. Initiatives to attract deposit business and new locations contributed to the approximately $2.8 million growth in NOW, money market, and savings totals since December 31, 2023.

Time deposits were $234.42 million at September 30, 2024 compared with $205.96 million at December 31, 2023.  At both September 30, 2024 and December 31, 2023, the Bank had no brokered deposits.

Key measures of shareholder value continued trending positively. Book value per share rose to $15.15 compared with $13.21 at December 31, 2023, reflecting strong financial performance and a smaller unrealized loss in the Company’s available-for-sale investment portfolio. Total stockholders’ equity rose to $68.83 million from $60.04 million at December 31, 2023. Retained earnings at September 30, 2024 were $41.64 million compared with $36.68 million at December 31, 2023.

Some balance sheet measures are impacted by interest rate fluctuations and fair market valuation measurements in the Company’s  available-for-sale securities portfolio and are reflected in accumulated other comprehensive loss.  These mark-to-market losses are excluded when calculating the Bank’s regulatory capital ratios.  The available-for-sale securities portfolio is composed primarily of securities with explicit or implicit government guarantees, including U.S. Treasuries and U.S. agency obligations, and other highly-rated debt instruments. The Company does not expect to realize the unrealized losses as it has the intent and ability to hold the securities until their recovery, which may be at maturity. Management continues to diligently monitor the creditworthiness of the issuers of the debt instruments within its securities portfolio.

About the Company

Bank of the James, a wholly-owned subsidiary of Bank of the James Financial Group, Inc. opened for business in July 1999 and is headquartered in Lynchburg, Virginia. The Bank currently services customers in Virginia from offices located in Altavista, Amherst, Appomattox, Bedford, Blacksburg, Buchanan, Charlottesville, Forest, Harrisonburg, Lexington, Lynchburg, Madison Heights, Nellysford, Roanoke, Rustburg,  and Wytheville. The Bank offers full investment and insurance services through its BOTJ Investment Services division and BOTJ Insurance, Inc. subsidiary. The Bank provides mortgage loan origination through Bank of the James Mortgage, a division of Bank of the James. The Company provides investment advisory services through its wholly-owned subsidiary, Pettyjohn, Wood & White, Inc., an SEC-registered investment advisor. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC. Additional information on the Company is available at www.bankofthejames.bank.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates,  changes in the value of real estate securing loans made by the Bank as well as geopolitical conditions. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission.

CONTACT: J. Todd Scruggs, Executive Vice President and Chief Financial Officer (434) 846-2000.

FINANCIAL RESULTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited)
Assets	9/30/2024	12/31/2023
Cash and due from banks	$22,692	$25,613
Federal funds sold	86,515	49,225
Total cash and cash equivalents	109,207	74,838

Securities held-to-maturity, at amortized cost (fair value of $3,328 as of September 30, 2024 and $3,231 as of December 31, 2023) net of allowance for credit loss of $0 as of September 30, 2024 and December 31, 2023	3,610	3,622
Securities available-for-sale, at fair value	192,469	216,510
Restricted stock, at cost	1,821	1,541
Loans held for sale	3,239	1,258
Loans, net of allowance for credit losses of $7,078 as of September 30, 2024 and $7,412 as of December 31, 2023	627,112	601,921
Premises and equipment, net	19,378	18,141
Interest receivable	2,697	2,835
Cash value - bank owned life insurance	22,716	21,586
Customer relationship intangible	6,865	7,285
Goodwill	2,054	2,054
Income taxes receivable	-	128
Deferred tax asset	7,576	8,206
Other assets	9,319	9,446
Total assets	$1,008,063	$969,371

Liabilities and Stockholders' Equity
Deposits
Noninterest bearing demand	$132,223	$134,275
NOW, money market and savings	540,966	538,229
Time	234,421	205,955
Total deposits	907,610	878,459

Capital notes, net	10,046	10,042
Other borrowings	9,444	9,890
Income taxes payable	212	-
Interest payable	758	480
Other liabilities	11,159	10,461
Total liabilities	$939,229	$909,332

Stockholders' equity

Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,543,338 as of September 30, 2024 and December 31, 2023	9,723	9,723
Additional paid-in-capital	35,253	35,253
Accumulated other comprehensive (loss)	(17,782)	(21,615)
Retained earnings	41,640	36,678
Total stockholders' equity	$68,834	$60,039

Total liabilities and stockholders' equity	$1,008,063	$969,371

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Operation

(dollar amounts in thousands, except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
Interest Income	2024	2023	2024	2023
Loans	$9,004	$7,990	$25,375	$23,251
Securities
US Government and agency obligations	369	321	1,068	962
Mortgage backed securities	442	435	1,974	1,255
Municipals - taxable	298	286	872	853
Municipals - tax exempt	18	18	55	55
Dividends	12	8	59	49
Corporates	136	139	407	423
Interest bearing deposits	303	134	628	375
Federal Funds sold	981	812	2,569	1,601
Total interest income	11,563	10,143	33,007	28,824

Interest Expense
Deposits
NOW, money market savings	1,487	894	4,145	1,916
Time deposits	2,375	1,683	6,731	3,918
FHLB borrowings	-	-	-	31
Finance leases	18	22	58	66
Other borrowings	92	98	278	297
Capital notes	82	82	245	245
Total interest expense	4,054	2,779	11,457	6,473

Net interest income	7,509	7,364	21,550	22,351

Provision for (recovery of) credit losses	92	(164)	(584)	(278)

Net interest income after recovery of provision for credit losses	7,417	7,528	22,134	22,629

Noninterest income
Gain on sales of loans held for sale	1,326	989	3,526	3,065
Service charges, fees and commissions	991	1,004	2,930	2,942
Wealth management fees	1,244	1,050	3,583	3,098
Life insurance income	189	139	531	405
Gain on sales and calls of securities, net	31	-	669	-
Other	42	19	82	179

Total noninterest income	3,823	3,201	11,321	9,689

Noninterest expenses
Salaries and employee benefits	4,920	4,683	14,256	13,296

Occupancy	514	458	1,493	1,389
Equipment	640	501	1,879	1,813
Supplies	131	118	397	399
Professional	718	682	2,214	2,075
Data processing	764	689	2,263	2,079
Marketing	220	204	481	683
Credit	190	218	612	623
Other real estate	-	3	-	36
FDIC insurance	94	126	329	321
Amortization of intangibles	140	46	420	420
Other	445	412	1,258	957
Total noninterest expenses	8,776	8,140	25,602	24,091

Income before income taxes	2,464	2,589	7,853	8,227

Income tax expense	474	511	1,527	1,631

Net Income	$1,990	$2,078	$6,326	$6,596

Weighted average shares outstanding - basic and diluted	4,543,338	4,543,338	4,543,338	4,568,789

Earnings per common share - basic and diluted	$0.44	$0.46	$1.39	$1.44

Bank of the James Financial Group, Inc. and Subsidiaries

Dollar amounts in thousands, except per share data

unaudited

Selected Data:	Three months ending Sep 30, 2024	Three months ending Sep 30, 2023	Change	Year to date Sep 30, 2024	Year to date Sep 30, 2023	Change
Interest income	$11,563	$10,143	14.00%	$33,007	$28,824	14.51%
Interest expense	4,054	2,779	45.88%	11,457	6,473	77.00%
Net interest income	7,509	7,364	1.97%	21,550	22,351	-3.58%
Provision for (recovery of) credit losses	92	(164)	-156.10%	(584)	(278)	110.07%
Noninterest income	3,823	3,201	19.43%	11,321	9,689	16.84%
Noninterest expense	8,776	8,140	7.81%	25,602	24,091	6.27%
Income taxes	474	511	-7.24%	1,527	1,631	-6.38%
Net income	1,990	2,078	-4.23%	6,326	6,596	-4.09%
Weighted average shares outstanding - basic	4,543,338	4,543,338	-	4,543,338	4,568,789	(25,451)
Weighted average shares outstanding - diluted	4,543,338	4,543,338	-	4,543,338	4,568,789	(25,451)
Basic net income per share	$0.44	$0.46	$(0.02)	$1.39	$1.44	$(0.05)
Fully diluted net income per share	$0.44	$0.46	$(0.02)	$1.39	$1.44	$(0.05)

Balance Sheet at period end:	Sep 30, 2024	Dec 31, 2023	Change	Sep 30, 2023	Dec 31, 2022	Change
Loans, net	$627,112	$601,921	4.19%	$599,585	$605,366	-0.95%
Loans held for sale	3,239	1,258	157.47%	3,325	2,423	37.23%
Total securities	196,079	220,132	-10.93%	185,603	189,426	-2.02%
Total deposits	907,610	878,459	3.32%	880,203	848,138	3.78%
Stockholders' equity	68,834	60,039	14.65%	50,129	50,226	-0.19%
Total assets	1,008,063	969,371	3.99%	960,887	928,571	3.48%
Shares outstanding	4,543,338	4,543,338	-	4,543,338	4,628,657	(85,319)
Book value per share	$15.15	$13.21	$1.94	$11.03	$10.85	$0.18

Daily averages:	Three months ending Sep 30, 2024	Three months ending Sep 30, 2023	Change	Year to date Sep 30, 2024	Year to date Sep 30, 2023	Change
Loans	$629,860	$612,021	2.91%	$617,582	$618,152	-0.09%
Loans held for sale	3,845	4,421	-13.03%	3,454	3,548	-2.65%
Total securities (book value)	220,730	222,969	-1.00%	237,215	223,391	6.19%
Total deposits	902,615	869,655	3.79%	895,000	862,212	3.80%
Stockholders' equity	61,576	52,564	17.14%	60,564	51,274	18.12%
Interest earning assets	946,518	909,774	4.04%	937,793	897,364	4.51%
Interest bearing liabilities	785,980	740,516	6.14%	776,672	733,343	5.91%
Total assets	995,101	953,546	4.36%	986,132	945,389	4.31%

Financial Ratios:	Three months ending Sep 30, 2024	Three months ending Sep 30, 2023	Change	Year to date Sep 30, 2024	Year to date Sep 30, 2023	Change
Return on average assets	0.80%	0.86%	(0.06)	0.86%	0.93%	(0.07)
Return on average equity	12.86%	15.68%	(2.82)	13.95%	17.20%	(3.25)
Net interest margin	3.16%	3.21%	(0.05)	3.07%	3.33%	(0.26)
Efficiency ratio	77.44%	77.05%	0.39	77.89%	75.19%	2.70
Average equity to average assets	6.19%	5.51%	0.68	6.14%	5.42%	0.72

Allowance for credit losses:	Three months ending Sep 30, 2024	Three months ending Sep 30, 2023	Change	Year to date Sep 30, 2024	Year to date Sep 30, 2023	Change
Beginning balance	$6,951	$7,586	-8.37%	$7,412	$6,259	18.42%
Retained earnings adjustment related to impact of adoption of ASU 2016-13	-	-	N/A	-	1,245	-100.00%
Provision for (recovery of) credit losses*	106	(130)	-181.54%	(494)	(188)	162.77%
Charge-offs	-	(144)	-100.00%	(84)	(196)	-57.14%
Recoveries	21	8	162.50%	244	200	22.00%
Ending balance	7,078	7,320	-3.31%	7,078	7,320	-3.31%

  * does not include provision for or recovery of unfunded loan commitment liability

Nonperforming assets:	Sep 30, 2024	Dec 31, 2023	Change	Sep 30, 2023	Dec 31, 2022	Change
Total nonperforming loans	$1,295	$391	231.20%	$585	$633	-7.58%
Other real estate owned	-	-	N/A	-	566	-100.00%
Total nonperforming assets	1,295	391	231.20%	585	1,199	-51.21%

Asset quality ratios:	Sep 30, 2024	Dec 31, 2023	Change	Sep 30, 2023	Dec 31, 2022	Change
Nonperforming loans to total loans	0.20%	0.06%	0.14	0.10%	0.10%	(0.01)
Allowance for credit losses for loans to total loans	1.12%	1.22%	(0.10)	1.21%	1.02%	0.18
Allowance for credit losses for loans to nonperforming loans	546.56%	1894.56%	1,348.00	1251.28%	989.42%	261.86